UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.    )

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NORTHWEST PIPE COMPANY

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 12, 2021

Dear Fellow Shareholder:

You are cordially invited to attend the 2021 Annual Meeting of Shareholders (“Annual Meeting”) on Thursday, June 10, 2021, at 7:00 a.m. Pacific Time. As part of our effort to encourage broader participation in the Annual Meeting, as well as maintain a safe and healthy environment for our directors, members of management, and shareholders in light of the coronavirus disease 2019 (“COVID‑19”) pandemic, the Board of Directors has determined that this year’s Annual Meeting will be conducted virtually via webcast instead of in-person. You will be able to attend the meeting, vote your shares, and submit questions by logging in at www.virtualshareholdermeeting.com/NWPX2021.

YOUR VOTE IS IMPORTANT. As a shareholder of Northwest Pipe Company, you can play an important role in our Company by considering and taking action on the matters set forth in the attached Proxy Statement. We appreciate the time and attention you invest in making thoughtful decisions.

Thank you for your support and continued interest in Northwest Pipe Company.

Sincerely,

Scott Montross President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Northwest Pipe Company:

The 2021 Annual Meeting of Shareholders (the “Annual Meeting”) of Northwest Pipe Company (the “Company”) will be held via webcast on Thursday, June 10, 2021, at 7:00 a.m. Pacific Time. While there will be no physical location, shareholders may attend and participate in the Annual Meeting virtually by logging in at www.virtualshareholdermeeting.com/NWPX2021. To participate in the Annual Meeting, you will need your unique 16‑digit control number printed in the box and marked by the arrow on your proxy card or on the voting instructions from your stockbroker, bank, or other nominee that accompanied your proxy materials.

The purposes of the Annual Meeting will be:

1.	To elect three directors, each to serve for a three-year term;

2.	To hold an advisory vote on the Company’s executive compensation;

3.	To ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021; and

4.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on April 9, 2021 are entitled to receive notice of, and to vote at, the Annual Meeting and any adjournments or postponements of the meeting.

It is important that your shares be represented and voted at the meeting. Please complete, sign, and return your proxy card, or use the Internet or telephone voting systems.

We are enclosing a copy of the Company’s Annual Report on Form 10‑K for the year ended December 31, 2020 (“2020 Annual Report to Shareholders”) with this Notice and Proxy Statement.

By Order of the Board of Directors,

Scott Montross President and Chief Executive Officer

Vancouver, Washington

April 12, 2021

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 10, 2021:

This Proxy Statement and the Company’s 2020 Annual Report to Shareholders are also available at

https://materials.proxyvote.com/667746

Our Company

Northwest Pipe Company is a leading manufacturer for water related infrastructure products. In addition to being the largest manufacturer of engineered steel water pipeline systems in North America, we produce high-quality precast and reinforced concrete products, Permalok® steel casing pipe, bar-wrapped concrete cylinder pipe, as well as linings, coatings, joints, and one of the largest offerings of fittings and specialized components. Our ten manufacturing facilities are strategically positioned to meet growing water and wastewater infrastructure needs. We provide solution-based products for a wide range of markets including water transmission and infrastructure, water and wastewater plant piping, structural stormwater and sewer systems, trenchless technology, and pipeline rehabilitation. Our prominent position is based on a widely-recognized reputation for quality, service, and manufacturing to meet performance expectations in all categories including highly-corrosive environments.

Following the divestiture of the Tubular Products business in late 2017, we worked to stabilize the financial condition of Northwest Pipe Company through a strong focus on working capital management and various cost reduction initiatives. The culmination of these efforts helped propel our growth, with the acquisition of Ameron Water Transmission Group, LLC in July 2018 and Geneva Pipe and Precast Company in January 2020, to become a 900+ employee-strong company. This strategic growth came not just from manufacturing top-quality water infrastructure products, but from investing in our workforce, health and safety programs, social initiatives, and improvements to our environmental stewardship.

Our Culture

Our core values are Accountability, Commitment, and Teamwork, or ACT for short, which we seek to demonstrate in all of our behaviors and daily interactions, both internally and externally, with all of our stakeholders.

Ethics and Compliance

We take pride in the high standards of conduct that we identify with as a company. We have controls in place relating to compliance with our Code of Business Conduct and Ethics (“Code”), including a requirement for employees and the Board of Directors to review and understand the requirements of our Code, as well as an established whistleblower hotline and related procedures.

We conduct training on our Code upon hire, and in regular intervals during the employee’s life cycle with us. The most recent ethics training for all salaried employees was conducted in the fourth quarter of 2019.

Health and Safety

Our goal is to send each employee home safe at the end of the day. Safety is at the core of our culture and infused at every level of our organization. More than just policy and procedure, our safety program gives equal focus to the human side of safety, integrating coaching and mentoring efforts with compliance-driven approaches. By instilling a deep commitment to safety that starts with our CEO and reaches out to the apprentice on the manufacturing floor, we have achieved industry-leading safety performance. Over the last four years, our average total recordable incident rate was 2.31 and our average days away rate was 0.56 including our newly acquired facilities, calculated in accordance with the Occupational Safety and Health Administration’s record keeping requirements.

We are very proud that two of our 10 facilities exceed one million work hours without a lost time accident. The Saginaw and Portland facilities achieved this important milestone and all other steel pipe facilities exceed one year since their last lost time accident. This commendable result is a testament to our ACT culture. Additionally, the integration of our safety culture has been critical to our two successful acquisitions in the past three years, and we expect to experience improved safety performance rates at these acquired facilities, especially as COVID‑19 travel restrictions are lifting and we are able to work with these facilities in-person.

As a manufacturer, we work hard to eliminate hazards associated with high-risk work and focus on personal safety issues, such as complacency and fatigue. However, we believe the key to our success is through direct engagement with employees. Employees work collaboratively with management within Process Improvement Teams to keep continuous improvement in safety as the most important thing we do. We continue to focus on keeping our employees healthy during the COVID‑19 pandemic by taking proactive and precautionary steps to ensure the safety of our employees. Increased safety measures include frequent cleaning and disinfection of workspaces, providing personal protective equipment, instituting social distancing measures, and offering remote working environments for some employees.

For more detail on our safety culture, please visit our website at https://www.nwpipe.com/about/culture/safety/.

A Plant Safety Coordinator recognizes one of our team members for enforcing safety protocols.

Employee Wellness

Historically, the U.S. manufacturing industry has been known for subpar mental health support. Northwest Pipe Company is dedicated to bucking this trend with a robust benefits program prioritizing the physical and mental wellbeing of our team. On top of mental health services covered by our medical insurance plans, we have a comprehensive Employee Assistance Program (“EAP”) in place to help our team members navigate times of crisis and support everyday wellness. Available to all employees, dependents, and household family members, EAP services include confidential counseling for issues such as stress, burnout, depression, anxiety, relationship and family issues; work/life balance services; legal assistance; financial coaching; discounted gym memberships and nutrition counseling; and access to an EAP member site with additional resources available 24/7. By encouraging healthy habits and active lifestyles, these services support the overall well-being of our employees. This translates to healthier, happier team members bringing their best selves—and best performance—to work.

Diversity and Inclusion

Diversity and inclusion are integral to our employee experience, and we are proud of our diverse workforce. Companies that are diverse in age, gender identity, race, sexual orientation, physical or mental ability, ethnicity, and perspective are shown to be more resilient. At Northwest Pipe Company, we value our differences as strengths and believe our success and achievements as a company culminate from each individual’s unique background, perspective, talents, and skillset. A diverse workforce and inclusive working environment are the foundation for building the most effective, high performing teams within our ACT culture.

Our Affirmative Action Program (“AAP”) strives to hire, recruit, train, and promote employees without regard to race, color, sex, sexual orientation, gender identity, religion, national origin, disability, or veteran’s status. We only hire employees who meet the necessary education, training, skills and/or experience requirements to perform their job, and who can provide required documentation pertaining to legal eligibility and age requirements. To support these efforts, the AAP for our United States facilities is reviewed annually by a third-party consultant, establishing annual hiring goals for women, minorities, veterans, and individuals with disabilities.

Setting Intentions

As a company that values our diverse workforce, we set a high standard for our inclusive and equitable workplace, and we continually assess our current standing and set specific aspirations. We hold ourselves accountable for creating an environment where everyone can learn, grow, and thrive.

Environmental Stewardship

As a manufacturer of water related infrastructure products, we have the privilege of bringing water to communities and improving livability. Water is an equalizer that drives a population’s health, individual growth, and prosperity. Water is a precious natural resource that requires careful handling to ensure a balance of community access and environmental sustainability.

With climate change disrupting weather patterns and causing long-term drought in regions where water has previously been more available, responsible resource management and reliable water transmission solutions are becoming even more crucial. Our quality and long-lasting engineered steel pipe products support critical modernization projects that replace or rehabilitate crumbling, aging infrastructure, reducing water loss and saving millions of gallons of water a year.

As a company, we invest in improvements that not only make our manufacturing more efficient, but also prove to be less harmful to the environment. We continue to invest in enhancements in our coating and lining processing that improves particulate release and reduces emissions well below the related environmental standards. In addition to building expansions and upgrades, we also upgraded the lighting in many of our facilities to become brighter and more energy efficient, creating cost savings on utility expenses while increasing visibility for a safer working environment.

As a manufacturer, we strive to comply with environmental laws and regulations while minimizing waste. We recognize the importance of treating our natural resources with the greatest respect, so that they are available to future generations.

A recent energy saving upgrade at our Portland facility not only reduces our energy output but also provides a safer work environment. Before and after photo provided by EC Electric.

PROXY STATEMENT FOR THE

2021 ANNUAL MEETING OF SHAREHOLDERS OF

NORTHWEST PIPE COMPANY

NORTHWEST PIPE COMPANY

201 NE Park Plaza Drive, Suite 100

Vancouver, Washington 98684

360-397-6250

PROXY STATEMENT FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 10, 2021

INTRODUCTION

This Proxy Statement and the accompanying Annual Report on Form 10‑K for the year ended December 31, 2020 (“2020 Annual Report to Shareholders”), as filed with the U.S. Securities and Exchange Commission (the “SEC”) are being furnished to the shareholders of Northwest Pipe Company, an Oregon corporation (the “Company”), as part of the solicitation of proxies by the Company’s Board of Directors (the “Board of Directors”) for use at the Company’s annual meeting of shareholders (the “Annual Meeting”) to be held on Thursday, June 10, 2021 at 7:00 a.m. Pacific Time. While there will be no physical location, shareholders may attend and participate in the Annual Meeting virtually by logging in at www.virtualshareholdermeeting.com/NWPX2021. To participate in the Annual Meeting, you will need your unique 16‑digit control number printed in the box and marked by the arrow on your proxy card or on the voting instructions from your stockbroker, bank, or other nominee that accompanied your proxy materials. Access to the webcast will open approximately fifteen minutes prior to the start of the Annual Meeting to allow time for you to log in and test your computer audio system. We encourage you to access the meeting prior to the start time. For additional information about participating in this year’s virtual Annual Meeting, please see “Questions and Answers About the Proxy Materials and the Annual Meeting” starting at page 30.

At the Annual Meeting, shareholders will be asked to vote on the following matters:

1.	The election of three directors, each to serve for a three-year term;

2.	An advisory vote on the Company’s executive compensation;

3.	The ratification of the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021; and

4.	Such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

This Proxy Statement, together with the enclosed proxy card and the 2020 Annual Report to Shareholders, are first being mailed to shareholders of the Company on or about April 23, 2021.

The Board of Directors has fixed the close of business on April 9, 2021 as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of record of shares of Common Stock at the close of business on such date will be entitled to vote at the Annual Meeting, with each such share entitling its owner to one vote on all matters properly presented at the Annual Meeting. On the record date, there were 9,857,961 shares of Common Stock then outstanding, with each share of Common Stock being entitled to one vote.

If the enclosed form of proxy is properly executed and returned in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted in accordance with the recommendations of the Board of Directors.

Shareholders who execute proxies retain the right to revoke them at any time prior to the exercise of the powers conferred thereby by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date, to the Company’s Corporate Secretary, Northwest Pipe Company, 201 NE Park Plaza Drive, Suite 100, Vancouver, Washington 98684, or by attending the Annual Meeting and voting electronically during the virtual meeting. All valid, unrevoked proxies will be voted at the Annual Meeting.

CORPORATE GOVERNANCE

Our Board of Directors and management have committed themselves to establishing a strong corporate governance environment and to adopting best practices to meet the needs and goals of the Company. As part of that commitment, we have adopted Corporate Governance Principles, which cover such topics as qualifications and independence of Board members, the selection, orientation, and continuing education of Board members, as well as other topics designed to promote effective governance by the Board of Directors. We have also adopted a Code of Business Conduct and Ethics, which applies to all employees, officers, and directors of the Company and sets forth guidance to help in recognizing and dealing with ethical issues, to provide mechanisms for reporting unethical conduct, and to promote a culture of honesty and accountability, and a Code of Ethics for Senior Financial Officers, which applies to our senior financial officers and sets forth guidance to deter wrongdoing, promote honest and ethical conduct, and promote a culture of integrity and fairness. Copies of our Corporate Governance Principles, Code of Business Conduct and Ethics, and Code of Ethics for Senior Financial Officers are available on the Company’s website at www.nwpipe.com under “Investor Relations” — “Corporate Governance”, or by writing to the Company’s Corporate Secretary, Northwest Pipe Company, 201 NE Park Plaza Drive, Suite 100, Vancouver, Washington 98684.

We have also adopted a Policy for Reporting Financial Irregularities (“Whistleblower Policy”), which is intended to create a workplace environment that encourages the highest standards of ethical, moral, and legal business conduct. The Whistleblower Policy establishes procedures for any person to confidentially and anonymously report violations by us or any of our personnel of our Code of Business Conduct and Ethics or any laws, rules, or regulations without fear of retaliation. The Whistleblower Policy also contains procedures for submission of complaints involving our accounting practices and internal accounting controls.

Director Elections

While directors are elected by a plurality of votes cast, our Corporate Governance Principles include a director resignation policy, requiring a director who receives more votes “withheld” than in favor of election in an uncontested election to tender an offer of their resignation to the Board of Directors for consideration. The Nominating and Governance Committee shall recommend to the Board of Directors the action to be taken with respect to such offer of resignation, and the Board of Directors shall promptly determine whether to accept such resignation, and shall publicly disclose its decision and rationale.

Director Independence

The current Board of Directors consists of seven directors, one of whom is currently employed by the Company (Mr. Montross). Mr. Roman, Chairperson of the Board, was employed by the Company until September 30, 2018. The Board of Directors has affirmatively determined that all of the other directors (Ms. Kulesa and Messrs. Franson, Larson, Paschal, and Yearsley) are “independent” in accordance with the standards of the Nasdaq Stock Market, including standards related to independence for service on the committees on which they serve, and as defined by the director independence guidelines included in our Corporate Governance Principles.

Board Leadership Structure and Risk Oversight

The Company’s Corporate Governance Principles provide that the independent members of the Board of Directors will select a lead director from among the independent directors if the positions of Chairperson of the Board and Chief Executive Officer (“CEO”) are held by the same person or if the Chairperson of the Board is not an independent director. The responsibilities of the Chairperson of the Board include the following: set Board meeting agendas in collaboration with the CEO; preside at Board meetings and the annual shareholders’ meeting; assign tasks to the appropriate committees in accordance with their respective charters; and ensure that information flows openly between management and the Board of Directors. The responsibilities of the lead director include the following: coordinate the activities of the independent directors; make recommendations to the CEO in setting Board meeting agendas on matters concerning the independent directors; prepare the agenda for executive sessions of the independent directors, chair those sessions, and be primarily responsible for communications between the independent directors and the CEO. Mr. Roman, the Chairperson of our Board of Directors, is not “independent” within the meaning of the applicable rules of the Nasdaq Stock Market. Accordingly, Mr. Franson remains as the Board’s Lead Director since his appointment in August 2016.

The Board of Directors oversees management’s Company-wide risk management activities which include assessing and taking actions necessary to manage risks incurred in connection with the long-term strategic direction of the Company and the operation of our business. The Board of Directors uses its committees to assist in its risk oversight function. The Audit Committee is responsible for oversight of our financial reporting process, financial internal controls and compliance activities, the qualification, independence, and performance of our independent auditors, and compliance with applicable legal and regulatory compliance requirements. The Compensation Committee is responsible for oversight of risk associated with our compensation plans. The Nominating and Governance Committee is responsible for oversight of board processes and corporate governance-related risk. The Board of Directors maintains overall responsibility for oversight of the work of its various committees by having regular reports from the chairperson of each Committee with respect to the work performed by their respective Committee. In addition, discussions by the Board of Directors about the Company’s strategic plan, financial results, capital structure, merger and acquisition related activity, and other business generally include discussion of the risks associated with the matters under consideration.

Board of Directors Meetings

Regular attendance at the Company’s Board meetings and the Annual Meeting is required of each director. The Board of Directors held five meetings during 2020, in addition to adopting unanimous written consents in lieu of a meeting and soliciting informal Board consensus. Each of the directors attended more than 75% of the total number of Board and applicable Committee meetings during their tenure in 2020. In addition, all of the directors serving at that time attended the Company’s 2020 Annual Meeting of Shareholders.

Board of Directors Committees

The Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. Each of the Committees consists of independent directors and each of the Committees has adopted a written charter which is available on the Company’s website at www.nwpipe.com under “Investor Relations” — “Corporate Governance,” or by writing to the Company’s Corporate Secretary, Northwest Pipe Company, 201 NE Park Plaza Drive, Suite 100, Vancouver, Washington 98684.

The table below lists the current membership of each Committee.

	Audit Committee	Compensation Committee	Nominating and Governance Committee
Name:
Michael Franson	X	X*
Amanda Kulesa			X
Keith Larson	X*	X
John Paschal		X	X*
William Yearsley	X		X

*     Committee Chairperson

Audit Committee. The Audit Committee of the Board of Directors is responsible for the oversight and monitoring of: the integrity of the Company’s financial reporting process, financial internal control systems, accounting, legal, and regulatory compliance, and financial reporting; the qualifications, independence, and performance of our independent auditors; and the maintenance of open and private, if necessary, communication among the independent auditors, management, legal counsel, and the Board of Directors. The Audit Committee met eight times in 2020. Each member of the Audit Committee is “independent” as defined by applicable SEC and Nasdaq Stock Market rules. The Board of Directors has determined that Messrs. Franson, Larson, and Yearsley qualify as an “audit committee financial expert” as defined by the rules of the SEC.

Compensation Committee. The Compensation Committee of the Board of Directors is responsible for the oversight and determination of executive compensation by reviewing and approving salaries and other compensation of the Company’s executive officers, and administering the Company’s equity incentive and compensation plans, including reviewing and approving equity incentive and compensation awards to executive officers. In addition, the Compensation Committee is responsible for recommending to the Board of Directors the level and form of compensation and benefits for directors, and reviewing, recommending, and taking action upon any other compensation practices or policies of the Company as the Board of Directors may request or the Committee may determine to be appropriate. The Committee has sole authority to retain and terminate a compensation consultant to assist in the evaluation of executive compensation. The Compensation Committee met four times in 2020, in addition to adopting a unanimous written consent in lieu of a meeting. Each member of the Compensation Committee is “independent” as defined by applicable Nasdaq Stock Market rules.

Nominating and Governance Committee. The Nominating and Governance Committee of the Board of Directors recommends to the Board of Directors corporate governance principles for the Company, identifies qualified candidates for membership on the Board of Directors, and proposes to the Board of Directors for its approval nominees for election as directors. The Nominating and Governance Committee met four times in 2020. Each member of the Nominating and Governance Committee is “independent” as defined by applicable Nasdaq Stock Market rules.

Director Qualifications and Diversity

The Company’s Corporate Governance Principles specify that the criteria used by the Nominating and Governance Committee in the selection, review, and evaluation of possible candidates for vacancies on the Board of Directors should include factors relating to whether the candidate would meet the definition of “independent” as well as skills, occupation, and experience in the context of the needs of the Board of Directors. All candidates for election to the Board of Directors must be individuals of character, integrity, and honesty. The Company does not have a formal policy with respect to the consideration of diversity in identifying director candidates; however, the Nominating and Governance Committee Charter includes diversity as one of several criteria in recommending and reviewing a director nominee candidate. From time to time, the Nominating and Governance Committee has employed a third party to help identify or screen prospective directors, and may continue to do so at their discretion.

Communications with Directors

Any shareholder who wants to communicate with members of the Board of Directors, individually or as a group, may do so by writing to the intended member or members of the Board of Directors, c/o Chairperson of the Board, Northwest Pipe Company, 201 NE Park Plaza Drive, Suite 100, Vancouver, Washington 98684. Communications should be sent by overnight or certified mail, return receipt requested. All communications will be submitted to the intended member(s) of the Board of Directors in a timely manner.

Nominations by Shareholders. In identifying qualified candidates for the Board of Directors, the Nominating and Governance Committee will consider recommendations by shareholders. Shareholder recommendations as to candidates for election to the Board of Directors may be submitted to the Company’s Corporate Secretary, Northwest Pipe Company, 201 NE Park Plaza Drive, Suite 100, Vancouver, Washington 98684. The Nominating and Governance Committee will evaluate potential nominees, including candidates recommended by shareholders, by reviewing qualifications, considering references, and reviewing and considering such other information as the members of the Nominating and Governance Committee deem relevant.

The Company’s Bylaws permit shareholders to make nominations for the election of directors, if such nominations are made pursuant to timely notice in writing to the Company’s Secretary. To be timely, notice must be delivered to, or mailed to and received at, the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the date of the meeting, provided that at least 60 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders. If less than 60 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder must be received by the Company not later than the close of business on the tenth day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made. A shareholder’s notice of nomination must also set forth certain information specified in the Company’s Bylaws concerning each person the shareholder proposes to nominate for election and the nominating shareholder.

ELECTION OF DIRECTORS

(Proposal No. 1)

At the Annual Meeting, three directors will be elected, each to serve for a three-year term. Unless otherwise specified on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election of the nominees named below. The Board of Directors believes that the nominees will stand for election and will serve if elected as a director. However, if any person nominated by the Board of Directors fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person as the Board of Directors may recommend.

The Company’s Articles of Incorporation provide that the Board of Directors shall be composed of not less than six and not more than nine directors. The size of the Board of Directors is currently fixed at seven directors. Under the Company’s Articles of Incorporation and Bylaws, the Company’s directors are divided into three classes, with each class to be as nearly equal in number as possible. The term of office of only one class of directors expires each year, and their successors are generally elected for terms of three years, and until their successors are elected and qualified. There is no cumulative voting for election of directors.

Information as to Nominees and Continuing Directors

The following table sets forth the names of and certain information about the Board of Directors’ nominees for election as a director and those directors who will continue to serve after the Annual Meeting.

	Age	Director Since	Expiration of Current Term	Expiration of Term for Which Nominated
Nominees:
Amanda Kulesa	45	2020	2021	2024
Keith Larson	63	2007	2021	2024
Richard Roman	69	2003	2021	2024

Continuing Directors:
Michael Franson	66	2016	2022
Scott Montross	56	2013	2023
John Paschal	62	2019	2023
William Yearsley	66	2020	2022

Nominees for Director

Amanda Kulesa has been a director of the Company since July 2020. Ms. Kulesa is a senior partner of NeoPsy Systems, a firm specializing in management and organizational psychology. Ms. Kulesa has over 19 years of experience working with investors and top-level senior executives in building great companies. Ms. Kulesa provides investor and management teams with an understanding of how to maximize leadership effectiveness and build value creation through long-term strategic planning. Specifically, Ms. Kulesa specializes in applied research to assist in executive selection, executive development, organizational assessment, and strategic planning. Ms. Kulesa holds a PhD and MA in Industrial Psychology from Bowling Green State University and obtained her undergraduate degree from the University of Colorado Boulder. Currently, Ms. Kulesa is a member of our Nominating and Governance Committee. Ms. Kulesa brings to the Board her knowledge of organizational development and strategic human capital management.

Keith Larson has been a director of the Company since May 2007. Mr. Larson is on the board of directors of Rogers Corporation (NYSE:ROG) which designs, develops, manufactures, and sells high-performance and high-reliability engineered materials and components. Mr. Larson is also on the board of directors of one privately-held company which supplies subsystems to semiconductor equipment manufacturers, and is an advisor to other privately-held companies. Mr. Larson was a Vice President of Intel Corporation and Senior Managing Director of Intel Capital, Intel Corporation’s strategic investment group, until his retirement in April 2019, where he was a voting member of the investment committee and managed the Financial Investments Portfolio, along with other duties. Mr. Larson was appointed Vice President in 2006 and served as a Managing Director of Intel Capital from 2004 to 2018, managing a team of investment professionals focused on identifying, making, and managing strategic investments in the manufacturing, memory and programmable solutions, and the Sports and Bioinformatics vertical sectors. Mr. Larson has previously managed Latin America, Taiwan, Korea, and Japan regions for Intel Capital, and for approximately three months in 2004, Mr. Larson managed the Western Europe and Israel investment team of Intel Capital. From 1999 to 2003, Mr. Larson was a Sector Director managing teams of investment professionals investing in communications, networking, and data storage sectors. Mr. Larson formerly served on the board of regents of a university, and on a state government council, which oversaw approximately $80 billion in investments of various Oregon State agencies and funds including the Oregon Public Employees Retirement Fund. Mr. Larson attended UCLA and holds a BS in Business Administration, Accounting (Cum Laude) from the University of Southern California. Currently, Mr. Larson is the Chairperson of our Audit Committee and a member of our Compensation Committee. Mr. Larson brings to the Board his experience as a senior executive in corporate development in a large multinational public company as well as his experience in corporate governance.

Richard Roman has been a director of the Company since January 2003 and the Chairperson of the Board of Directors since January 2013. Mr. Roman has also served as our CEO from March 2010 until December 2012, and as our President from October 2010 until December 2012. Previously, Mr. Roman was the President of Columbia Ventures Corporation, a private investment company which historically has focused principally on the international metals and telecommunications industries. Prior to joining Columbia Ventures Corporation in 1992, Mr. Roman was a partner at Coopers & Lybrand, an independent public accounting firm. Mr. Roman received a BA from Grinnell College and a MBA from University of Chicago. Mr. Roman brings to the Board his knowledge and experience as a partner at a large national independent public accounting firm as well as his more recent management experience as an executive officer of a private investment company.

Continuing Directors

Michael Franson has been a director of the Company since August 2016. Mr. Franson previously served on the Board of Directors from 2001 until 2005 and again from 2007 until 2014. In July 2016, Mr. Franson retired from KPMG Corporate Finance LLC as Managing Director and Global Head of Technology M&A after serving in that role from 2014 to 2016. From 2005 to 2014, Mr. Franson was a co-founder and President of St. Charles Capital LLC, an investment banking firm focused on mergers and acquisitions, raising private capital and providing financial advisory services for middle-market companies across the United States. From 2000 to 2005, Mr. Franson was a Managing Director at The Wallach Company, which was subsequently sold to KeyCorp, the parent of KeyBanc Capital Markets. Mr. Franson holds a BS in Marketing from California State University at Chico and a MBA in Finance from the University of Oregon, Charles H. Lundquist College of Business. Currently, Mr. Franson is the Chairperson of our Compensation Committee and a member of our Audit Committee. Mr. Franson brings to the Board his background and expertise in investment banking, including substantial experience in financial analysis and financial advisory services, merger and acquisition transactions, and a wide variety of capital raising and financing transactions.

Scott Montross has been a director of the Company since January 2013. Mr. Montross has served as our President and CEO since January 2013 and served as our Executive Vice President and Chief Operating Officer from May 2011 until December 2012. Mr. Montross has served in senior vice president level positions since 2003 with commercial, operational, and planning responsibilities and has spent a total of 24 years in the steel industry prior to joining the Company. Mr. Montross previously served as the Executive Vice President, Flat Products Group for EVRAZ North America’s Oregon Steel Division from 2010 to 2011, as the Vice President and General Manager of EVRAZ North America from 2007 to 2010, as the Vice President of Marketing and Sales for Oregon Steel Mills, Inc. from 2003 to 2007, and as the Vice President of Marketing and Sales for National Steel Corporation from 2002 to 2003. Mr. Montross has a BA from Colgate University. Mr. Montross brings to the Board his in-depth knowledge of the Company and its industry through his years of service as CEO, as well as his extensive commercial and operational experience in the steel industry.

John Paschal has been a director of the Company since August 2019. Mr. Paschal was the President of the Temtco Steel Division of Kloeckner Metals Corporation until his retirement in December 2020. Mr. Paschal and his late uncle, Bill Taylor of Taylor Machine Works, co-founded Temtco Steel in 1979 with an emphasis on high-strength steel and value added services. Temtco Steel was sold to Kloeckner Metals in 2008. Mr. Paschal graduated from Mississippi State University with a BS in Business Administration. Currently, Mr. Paschal is a member of our Compensation Committee and a member of our Nominating and Governance Committee. Mr. Paschal brings to the Board his extensive experience in the steel industry as well as his executive leadership and business management skills.

William Yearsley has been a director of the Company since March 2020. Mr. Yearsley is an investor and lead outside director at Tri-Arc, LLC and is the CEO of Terra CO2 Technologies Ltd., which develops new technologies to reduce carbon dioxide emissions from the production of cement. Mr. Yearsley has also been a limited partner of Lariat Partners Fund One since 2013 and served as its operating partner from 2013 to 2019. Mr. Yearsley was a director and interim CEO of Sioux Creek Silica LLC from November 2014 until December 2020. From 2011 to 2012, Mr. Yearsley was the CEO of Real Goods Solar, Inc., a publicly traded engineering, procurement, and construction solar company. From 2007 to 2011, Mr. Yearsley was an endowed professor at the University of Colorado Boulder Department of Civil, Architectural, and Environmental Engineering, and was honored as the top teaching faculty member in 2011. In 1996, Mr. Yearsley co-founded American Civil Constructors and led the company as chairman and CEO until 2007. From 1984 to 1997, Mr. Yearsley was employed by Redland PLC, a FTSE 100 firm traded on the London Stock Exchange, and later in his tenure served as chairman and CEO of the construction materials and non-metallic mining groups. Mr. Yearsley has also served on several boards of privately-owned construction related businesses. Mr. Yearsley holds a BS in Engineering from Southern Illinois University and a MS in Industrial Science and a PhD in Construction Engineering from Colorado State University. Currently, Mr. Yearsley is a member of our Audit Committee and a member of our Nominating and Governance Committee. Mr. Yearsley brings to the Board his extensive experience with merger and acquisition transactions, capital raising, management of public and private companies, as well as his substantial knowledge of the construction industry.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF ITS NOMINEE FOR DIRECTOR. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED “FOR” THE ELECTION OF THE BOARD’S NOMINEE UNLESS A VOTE WITHHOLDING AUTHORITY IS SPECIFICALLY INDICATED.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This compensation discussion and analysis provides information about our compensation program for our CEO, our Chief Financial Officer (“CFO”), our former CFO, and each of the three other most highly compensated executive officers (“Named Executive Officers”):

•	Scott Montross, President and Chief Executive Officer;

•	Aaron Wilkins, Senior Vice President, Chief Financial Officer, and Corporate Secretary (1);

•	William Smith, Executive Vice President of Water Transmission Engineered Systems;

•	Miles Brittain, Senior Vice President of Operations (2);

•	Eric Stokes, Senior Vice President of Sales and Marketing, Water Transmission (3); and

•	Robin Gantt, Former Senior Vice President and Chief Financial Officer (1);

(1)	On April 1, 2020, Mr. Wilkins was appointed CFO upon Ms. Gantt’s retirement as CFO.

(2)	In February 2020, Mr. Brittain was promoted to Senior Vice President of Operations.

(3)	In February 2020, Mr. Stokes was promoted to Senior Vice President of Sales and Marketing, Water Transmission.

Further information about each of our executive officers is available in Part III – Item 10. “Directors, Executive Officers and Corporate Governance” of our 2020 Annual Report to Shareholders.

Compensation Philosophy and Objectives. The Board of Directors and executive management at the Company believe that the performance and contribution of our executive officers are critical to our overall success. To attract, retain, and motivate the executives to accomplish our business strategy, the Compensation Committee establishes executive compensation policies and oversees executive compensation practices at the Company.

The Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of our specific annual and long-term goals, and which aligns executives’ interests with those of the shareholders by rewarding performance that exceeds established goals, with the ultimate objective of improving shareholder value.

The Compensation Committee also evaluates compensation programs to ensure that we maintain our ability to attract, retain, and motivate superior employees in key positions and that compensation provided to key employees remains competitive when compared with other employment opportunities. The Compensation Committee believes our executive compensation packages should include both cash and share-based compensation that reward performance as measured against established goals.

Process for Setting Executive Compensation. The Compensation Committee reviews and approves the salaries and other discretionary compensation of the Company’s executive officers, and administers the Company’s equity incentive and compensation plans, including reviewing and approving equity incentive and discretionary compensation awards to executives. The Compensation Committee annually reviews and approves compensation levels and pay mix for our executives.

•

The Compensation Committee exercises business judgment in determining the appropriate level and mix of executive compensation; cash compensation is used to provide a base salary, and to incentivize and reward our executives based on their contributions to the Company, and equity-based compensation is used to tie the interests of the executives to the interests of our shareholders. There is no pre-established policy or target for the allocation between either cash and noncash or short-term and long-term incentive compensation, which enables the Compensation Committee the flexibility to adjust allocations dynamically as business conditions warrant.

•

The Compensation Committee uses qualitative individual performance objectives as a factor in making its decisions. The Compensation Committee and the CEO annually review the performance of each executive officer (other than the CEO whose performance is reviewed by the Compensation Committee after an evaluation from the Chairperson). Based on these reviews, the Compensation Committee makes compensation decisions, including salary adjustments and annual discretionary incentive compensation awards, for the executive officers.

•

The Compensation Committee evaluates and considers the Company’s annual performance within the context of its long-term strategic plan, identifying areas in which expectations were exceeded, achieved, or fell below stated goals. The structure of all incentive compensation plans is reviewed periodically to assure their linkage to the current objectives, strategies, and performance goals.

•

The Compensation Committee evaluates and considers a variety of growth and profitability measures relative to historical performance and internal plans for awarding performance-based cash incentive compensation.

•	The Compensation Committee evaluates and considers performance criteria for awarding equity incentive awards.

•

The Compensation Committee generally does not utilize specific benchmark levels. Rather, the Compensation Committee considers broad, market-based survey data of comparable companies, such as that provided by Mercer LLC, Equilar, CompAnalyst, Willis Towers Watson, and WorldatWork.org, when assessing the competitiveness of compensation levels and pay mix for the CEO, CFO, and other executives.

•

From time to time, the Compensation Committee has retained independent consultants to advise the Committee on executive or director compensation matters, to assess total compensation program levels and program elements for executive officers or directors, and to evaluate marketplace trends in executive or director compensation. The Compensation Committee retained an independent consultant, Willis Towers Watson, in 2020 to perform a market review of executive compensation and incentive plans. In so doing, the Compensation Committee considered all relevant factors that could give rise to a potential conflict of interest with Willis Towers Watson, and determined that none existed.

Advisory Vote on Executive Compensation. Each year the Compensation Committee submits to shareholders an advisory resolution on executive compensation, and carefully considers the voting results of this proposal, though the final vote is advisory in nature and therefore not binding on the Company. Our shareholders expressed strong support for our executive compensation program in the advisory vote at our 2020 Annual Meeting of Shareholders. Based upon these results, the Compensation Committee has determined to follow the shareholders’ recommendation by continuing our present compensation policies and practices.

Elements of Compensation. For the year ended December 31, 2020, the principal targeted components of compensation for executive officers were:

•	base salary;

•	performance-based cash incentive compensation;

•	discretionary incentive compensation;

•	equity incentive awards (performance share awards (“PSAs”) and restricted stock units (“RSUs”));

•	retirement benefits; and

•	perquisites and other personal benefits.

The weighting of each of the components of compensation reflected in the Summary of Cash and Certain Other Compensation table on page 14 for the CEO and other Named Executive Officers was as follows for the year ended December 31, 2020:

Realized Pay vs. Reported Pay. In the following table, Reported Pay is compensation reflected in the Summary of Cash and Certain Other Compensation table on page 14. Realized Pay for each of the Named Executive Officers includes base salary, performance-based cash incentive compensation earned for the respective year’s performance, discretionary cash incentive compensation paid during the respective year, market values at vesting of previously granted RSUs and PSAs, and All Other Compensation amounts received during the year. Realized Pay was less than Reported Pay in 2020 for all Named Executive Officers, except for Ms. Gantt, as the value of the equity incentive awards received was less than the value of equity incentive awards granted. Since Ms. Gantt retired in March 2020, she was not granted equity incentive awards, which is reflected in her 2020 Reported Pay.

	2020		2019		2018
	Realized Pay	Reported Pay	Realized Pay	Reported Pay	Realized Pay	Reported Pay
Scott Montross	$1,691,004	$1,962,273	$1,242,058	$2,037,066	$1,591,219	$891,994
Aaron Wilkins	580,580	778,930	466,194	546,203	377,865	268,920
William Smith	742,473	823,629	622,787	884,610	806,817	379,086
Miles Brittain	562,643	734,673	555,702	664,714	524,897	346,454
Eric Stokes	502,529	662,605	469,811	585,228	313,119	313,119
Robin Gantt	580,081	378,206	633,530	898,722	816,698	430,197

Base Salary. We provide executive officers and other employees with a base salary to compensate them for services rendered during the fiscal year. Base salaries are determined for each executive based on their experience, position, and responsibilities, and take into consideration market data and conditions. In addition, we consider the individual performance of each executive, and conduct internal reviews of each executive’s compensation, to ensure equity among executive officers. Salary levels are typically reviewed annually as part of our performance review process as well as upon a promotion or other change in job responsibility. Merit based increases to salaries are based on the Compensation Committee’s assessment of the individual executive’s performance in conjunction with recommendations provided by the CEO.

Base salary is reflected in the ‘Salary’ column in the Summary of Cash and Certain Other Compensation table on page 14.

Performance-Based Cash Incentive Compensation. We provide, from time to time, incentive compensation to retain, incentivize, and reward employees for high performance and achievement of corporate goals. The incentive compensation program provides for an award of cash incentive compensation to executive officers and others as a reward for our growth and profitability, and places a significant percentage of each executive officer’s compensation at risk. Awards are based on our achievement of certain financial performance measures.

In 2020, each Named Executive Officer, except for the former CFO, was awarded short term incentive plans providing for cash payments for the achievement of certain levels of adjusted income before income taxes for the 2020 fiscal year. Adjusted income before income taxes is calculated by adjusting our income before income taxes as reported in our audited financial statements for certain events that occur during the year, such as the acquisition of businesses, the sales of significant capital assets, or other extraordinary or unusual developments. For 2020, adjusted income before income taxes excludes net insurance recoveries and gains resulting from the April 2019 accidental fire at our Saginaw, Texas facility (“Saginaw Fire”), other unusual net gains and incremental production costs, and intangible amortization expense as a result of the Geneva Pipe and Precast Company (“Geneva”) acquisition.

The following scale shows the payout as a percentage of base salary that may be awarded. Payouts for performance between the rankings are interpolated on a straight-line basis:

Adjusted Income before Income Taxes Performance in 2020	Payout as a Percentage of Base Salary for Mr. Montross	Payout as a Percentage of Base Salary for the other Named Executive Officers
> $39,439,500	140%	100%
$26,293,000	70%	50%
$13,146,500	35%	25%
< $13,146,500	0%	0%

Cash payments under this short term incentive plan were made in March 2021, and were determined by multiplying base salary times the payout percentage of 75.5% for Mr. Montross and 53.9% for Messrs. Wilkins, Smith, Brittain, and Stokes.

Performance-based cash incentive compensation is reflected in the ‘Non-Equity Incentive Plan Compensation’ column in the Summary of Cash and Certain Other Compensation table on page 14.

Discretionary Incentive Compensation. We provide, from time to time, discretionary incentive compensation in recognition of an executive officer’s or other employee’s success in attaining results that delivered value to the Company, or for other reasons as determined appropriate by the Compensation Committee.

In 2020, discretionary cash incentive compensation was awarded to each Named Executive Officer, except for the former CFO, for value capture and creation related to the acquisition of Geneva.

Discretionary incentive compensation is reflected in the ‘Bonus’ column in the Summary of Cash and Certain Other Compensation table on page 14.

Equity Incentive Awards. We provide equity incentive awards to executive officers and certain designated key employees. The equity incentive awards are designed to ensure that our executive officers and key employees have a continuing stake in our success. In addition, the awards emphasize pay-for-performance. Terms and conditions of the awards are determined on an annual basis by the Compensation Committee.

When granted, RSUs are service-based and entitle the holder to receive Common Stock at the end of the vesting period (generally over periods up to three years), subject to continued employment. RSUs are designed to attract and retain executive officers and others by providing them with the benefits associated with the increase in the value of the Common Stock during the vesting period, while incentivizing them to remain with us long-term.

When granted, PSAs are service-based awards with a performance-based vesting condition. PSAs serve several purposes. They have value to the holder only if the goals are achieved during their performance measurement period, and they serve as a retention tool because the performance measurement periods generally extend over one year. Additionally, the holders benefit further if they are successful in increasing the value of our Common Stock. When PSAs are granted, they typically include vesting conditions that entitle the holder to receive between zero and 200 percent of the target award. Payouts for performance between the rankings will be interpolated on a straight-line basis.

In 2020, each Named Executive Officer, except for the former CFO, received an award of PSAs and RSUs valued at an amount equal to a specific percentage of their respective annual base salary, with 75 percent of each award represented by PSAs and 25 percent of each award represented by RSUs.

The PSAs awarded will vest based on the Company’s Earnings before Interest Expense, Income Taxes, Depreciation, and Amortization Margin before extraordinary or unusual items (“EBITDA Margin Performance”) over the measurement period. The following scale shows the adjustment to the number of PSAs that may be awarded following the measurement period:

EBITDA Margin Performance	Payout as a Percentage of Target Award
>14.2%	200%
10.1%	100%
5.8%	50%
<5.8%	0%

One-third of the PSAs vested on March 31, 2021 based on EBITDA Margin Performance for the 2020 fiscal year, which excluded net insurance recoveries and gains resulting from the Saginaw Fire, other unusual net gains and incremental production costs, and acquisition-related transaction costs for Geneva; the actual number of shares of Common Stock that were issued was determined by multiplying the PSAs by a payout percentage of 200%. One-third of the PSAs will vest on March 31, 2022 based on EBITDA Margin Performance for the 2020-2021 fiscal years and one-third of the PSAs will vest on March 31, 2023 based on EBITDA Margin Performance for the 2020-2022 fiscal years.

In the event a “change in control” of the Company (as defined in the Performance Share Unit Agreement) occurs at any time prior to March 31, 2023, the PSAs will be immediately vested and the amount awarded will be based on the results obtained through the change in control date.

The RSUs awarded vest in three equal installments on January 15, 2021, January 17, 2022, and January 16, 2023, based upon continued service with the Company on that date. In the event a “change in control” of the Company (as defined in the RSU agreement) occurs at any time prior to January 16, 2023, a pro-rata number of RSUs will be calculated based on time elapsed as of the date of the change in control, and those RSUs will be immediately vested.

Equity incentive awards are reflected in the ‘Stock Awards’ column in the Summary of Cash and Certain Other Compensation table on page 14. These amounts represent the target value of the award issued, but not what was actually received by the Named Executive Officer.

Retirement Benefits. We offer a qualified 401(k) defined contribution plan. The ability of executive officers to participate fully in this plan is limited under IRS and ERISA requirements. The 401(k) plan encourages employees to save for retirement by investing on a regular basis through payroll deductions. The retirement benefits include Company contributions to a qualified 401(k) defined contribution plan.

Retirement benefits are reflected in the ‘All Other Compensation’ column in the Summary of Cash and Certain Other Compensation table on page 14.

Perquisites and Other Personal Benefits. We provide executive officers with limited perquisites and other personal benefits that we and the Compensation Committee believe are reasonable and consistent with our overall compensation program to better enable us to attract, retain, and motivate employees for key positions. We are selective in our use of perquisites, utilizing perquisites that are commonly provided, the value of which is generally modest. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to executive officers. The primary perquisites are life insurance premiums, auto allowance, and phone allowance.

Perquisites and other personal benefits are reflected in the ‘All Other Compensation’ column in the Summary of Cash and Certain Other Compensation table on page 14.

Executive Compensation and Risk. We believe our executive compensation programs do not encourage excessive and unnecessary risk-taking by our executive officers because our programs are designed to encourage our executive officers to remain focused on both the short-term and long-term operational and financial goals of the Company. We achieve this balance through a combination of elements in our overall compensation plans, including: elements that reward different aspects of short-term and long-term performance; incentive compensation that rewards performance on a variety of different measures; awards that are paid based on results averaged out over several years; and awards paid in cash and awards paid in shares of the Company’s stock, to encourage better alignment with the interests of shareholders. Additionally, annual compensation decisions for executive officers are influenced by the review of the performance of each executive officer by the Compensation Committee, including an evaluation of the officers’ commitment to promoting effective internal controls and legal and regulatory compliance. We believe this helps to ensure “the tone at the top” deters unnecessary risk-taking.

Clawback Provisions. Our performance-based equity incentive awards contain a provision that allows the Company to recapture amounts paid to the Named Executive Officers under certain circumstances. If the Company’s financial statements are the subject of a restatement due to misconduct, to the extent permitted by governing law, in all appropriate cases, the Company will seek reimbursement of excess share compensation granted under the agreements for the relevant years. For purposes of this provision, excess share compensation means the positive difference, if any, between (i) the award paid to the Named Executive Officer and (ii) the award that would have been paid to the Named Executive Officer had the award been calculated based on the Company’s financial statements as restated.

Stock Ownership and Anti-Hedging/Pledging Policy. The Nominating and Governance Committee of the Board of Directors has adopted a stock ownership policy because it believes it is in the best interests of the Company and its shareholders to align the financial interests of our executive officers and directors with those of the Company’s shareholders. Under the policy, the directors are expected to accumulate and own shares having a market value equal to three times their annual cash retainer; the CEO is expected to accumulate and own shares having a market value equal to three times his base salary; and each of the other Named Executive Officers is expected to accumulate and own shares having a market value equal to either one or two times their base salary, depending on their position with the Company. Each executive officer or director has five years to accumulate the expected ownership level beginning from the later of September 2011 or their date of hire or promotion. Until such ownership is achieved, each executive officer or director is required to retain 100% of net after-tax shares issued upon vesting of equity incentive awards. In addition, executive officers and directors are expressly prohibited from engaging in hedging transactions related to the Company’s stock, including trading in publicly-traded options, puts, calls, or other derivative instruments related to the Company’s stock, and from pledging the Company’s stock as collateral for a loan.

Summary of Cash and Certain Other Compensation

The following table reflects compensation earned by our Named Executive Officers for the years ended December 31, 2020, 2019, and 2018.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Non-Equity Incentive Plan Compensation	All Other Compensation		Total ($)

Scott Montross	2020	$577,368	$60,000	$876,492	$435,658	$12,755	(2)	$1,962,273
Director, Chief Executive	2019	549,875	106,000	795,008	577,369	8,814	(2)	2,037,066
Officer, and President	2018	530,001	-	353,329	-	8,664	(2)	891,994

Aaron Wilkins (3)	2020	305,000	38,000	259,251	164,386	12,293	(4)	778,930
Senior Vice President,	2019	238,333	40,000	80,009	178,750	9,111	(4)	546,203
Chief Financial Officer	2018	200,000	-	60,010	-	8,910	(4)	268,920

William Smith	2020	326,820	25,000	280,491	176,146	15,172	(2)	823,629
Executive Vice President	2019	314,971	62,000	261,823	236,228	9,588	(2)	884,610
	2018	308,041	-	61,607	-	9,438	(2)	379,086

Miles Brittain	2020	297,709	8,000	254,987	160,456	13,521	(4)	734,673
Senior Vice President	2019	280,675	55,000	109,012	210,506	9,521	(4)	664,714
	2018	260,000	-	77,244	-	9,210	(4)	346,454

Eric Stokes (5)	2020	266,250	7,000	231,615	143,501	14,239	(6)	662,605
Senior Vice President	2019	242,050	24,000	115,417	181,538	22,223	(6)	585,228
	2018	224,703	66,381	-	-	22,035	(6)	313,119

Robin Gantt (3)	2020	365,887	-	-	-	12,319	(4)	378,206
Former Chief Financial	2019	321,360	62,000	265,192	241,020	9,150	(4)	898,722
Officer	2018	312,001	-	109,196	-	9,000	(4)	430,197

(1)

The amounts included in this column represent the aggregate grant date fair value of RSUs and PSAs granted during the years reported in accordance with FASB ASC Topic 718. The assumptions used to calculate the grant date fair value for the stock awards are in Note 13 of the Notes to the Consolidated Financial Statements included in Part II – Item 8. “Financial Statements and Supplementary Data” of our 2020 Annual Report to Shareholders. These amounts do not correspond to the actual value that will be recognized by the Named Executive Officers.

(2)	Includes amounts paid by us for contributions to the qualified 401(k) defined contribution plan and life insurance premiums.

(3)

On April 1, 2020, Mr. Wilkins was appointed CFO upon Ms. Gantt’s retirement as CFO. Pursuant to a Separation Agreement, Ms. Gantt continued to be employed by the Company as a Consultant from April 1, 2020 to March 31, 2021.

(4)	Includes amounts paid by us for contributions to the qualified 401(k) defined contribution plan, life insurance premiums, and a monthly phone allowance.

(5)	Mr. Stokes was promoted to Senior Vice President of Sales and Marketing, Water Transmission in February 2020 and named an executive officer in June 2020.

(6)	Includes amounts paid by us for contributions to the qualified 401(k) defined contribution plan, life insurance premiums, and a monthly auto allowance until his promotion in February 2020.

2020 Grants of Plan-Based Awards

The following table sets forth, for each of the Named Executive Officers, the performance-based incentive awards granted for the year ended December 31, 2020. No performance-based awards were granted to Ms. Gantt, former CFO.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of	Grant Date Fair Value of
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stock or Units (#)	Stock Awards (4)
Scott Montross	Non-Equity Award		$-	$404,158	$808,316
	3/26/2020	(2)				-	24,667	49,334		$657,376
	3/26/2020	(3)							8,222	219,116

Aaron Wilkins	Non-Equity Award		-	152,500	305,000
	3/26/2020	(2)				-	7,296	14,592		194,438
	3/26/2020	(3)							2,432	64,813

William Smith	Non-Equity Award		-	163,410	326,820
	3/26/2020	(2)				-	7,894	15,788		210,375
	3/26/2020	(3)							2,631	70,116

Miles Brittain	Non-Equity Award		-	148,855	297,710
	3/26/2020	(2)				-	7,176	14,352		191,240
	3/26/2020	(3)							2,392	63,747

Eric Stokes	Non-Equity Award		-	133,125	266,250
	3/26/2020	(2)				-	6,518	13,036		173,705
	3/26/2020	(3)							2,173	57,910

(1)

These columns show the possible payouts for each Named Executive Officer under the short term incentive plans based on the goals set in March 2020. Additional information is included in the Compensation Discussion and Analysis, and detail regarding actual awards under the short term incentive plan is reported in the Summary Compensation Table.

(2)	Awards represent the PSAs granted under the equity incentive plan. The methodology applied in determining these awards and how they are earned is discussed under “Equity Incentive Awards” above.

(3)	Awards represent the RSUs granted under the equity incentive plan. The methodology applied in determining these awards and how they are earned is discussed under “Equity Incentive Awards” above.

(4)

The amount included in this column represents the aggregate grant date fair value of awards granted in accordance with FASB ASC Topic 718. The assumptions used to calculate the grant date fair value for the stock awards are in Note 13 to the Consolidated Financial Statements included in Part II – Item 8, “Financial Statements and Supplementary Data” of our 2020 Annual Report to Shareholders.

Outstanding Equity Awards at 2020 Fiscal Year End

The following table sets forth, for each of the Named Executive Officers, the equity awards made to each such Named Executive Officer that were outstanding as of December 31, 2020.

	Stock Awards
Name	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (6)
Scott Montross	8,435	(1)	$238,711
	5,624	(2)	159,159
	24,667	(3)	698,076
	8,222	(4)	232,683

Aaron Wilkins	849	(1)	24,027
	566	(2)	16,018
	7,296	(3)	206,477
	2,432	(4)	68,825

William Smith	2,778	(1)	78,617
	1,852	(2)	52,412
	7,894	(3)	223,400
	2,631	(4)	74,457

Miles Brittain	1,157	(1)	32,743
	772	(2)	21,848
	7,176	(3)	203,081
	2,392	(4)	67,693

Eric Stokes	998	(1)	28,243
	666	(2)	18,848
	6,518	(3)	184,459
	2,173	(4)	61,496

Robin Gantt	1,876	(5)	53,091

(1)

These PSAs were granted on March 26, 2019 and vested on March 31, 2021 based on the Company’s EBITDA Margin Performance over the 2019-2020 fiscal years; the actual number of shares of Common Stock that were issued was determined by multiplying the PSAs by a payout percentage of 126%.

(2)	These RSUs were granted on March 26, 2019. One-half of these RSUs vested on January 15, 2021, and subject to continued employment, one-half of these RSUs will vest on January 17, 2022.

(3)

These PSAs were granted on March 26, 2020 and vest based on the Company’s EBITDA Margin Performance over the measurement period. One-third of these PSAs vested on March 31, 2021 based on EBITDA Margin Performance for the 2020 fiscal year; the actual number of shares of Common Stock that were issued was determined by multiplying the PSAs by a payout percentage of 200%. One-third of these PSAs will vest on March 31, 2022, based on EBITDA Margin Performance for the 2020-2021 fiscal years and one-third of these PSAs will vest on March 31, 2023, based on EBITDA Margin Performance for the 2020-2022 fiscal years.

(4)

These RSUs were granted on March 26, 2020. One-third of these RSUs vested on January 15, 2021, and subject to continued employment, one-third of these RSUs will vest on January 17, 2022 and January 16, 2023.

(5)	These RSUs were granted on March 26, 2019 and vested on January 15, 2021 in accordance with Ms. Gantt’s Separation Agreement.

(6)	Market value is based on the closing market price of $28.30 of our Common Stock on December 31, 2020.

2020 Option Exercises and Stock Vested

The following table sets forth, for each of the Named Executive Officers, the number of shares acquired upon vesting of stock awards during 2020 and the related value realized upon such vesting.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Scott Montross	25,759	$605,223
Aaron Wilkins	2,592	60,901
William Smith	8,484	199,335
Miles Brittain	3,531	82,957
Eric Stokes	3,045	71,539
Robin Gantt	8,592	201,875

(1)

This column shows the number of shares acquired on vesting in 2020 by the Named Executive Officers. The actual number of shares received by these individuals from shares vested in 2020 (net of shares used to cover the applicable income taxes, if so elected) was as follows: Mr. Montross – 15,475, Mr. Wilkins – 1,376, Mr. Smith – 5,097, Mr. Brittain – 2,192, Mr. Stokes – 1,891, and Ms. Gantt – 4,389.

(2)	The value realized on vesting is based on the closing market price multiplied by the number of shares of stock vested on the applicable vesting date.

2020 Nonqualified Deferred Compensation

The following table sets forth, for each of the Named Executive Officers, the earnings generated by the investments within the Deferred Compensation Plan, which was frozen in 2016, and the balance of each Named Executive Officer’s account under the Plan for the year ended December 31, 2020.

Name	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year- End
Scott Montross	$24,043	$(1,000)	$172,061
Aaron Wilkins	-	-	-
William Smith	2,250	-	43,828
Miles Brittain	8,078	-	53,193
Eric Stokes	-	-	-
Robin Gantt	20,244	-	130,471

Employment Agreements

Robin Gantt. On March 30, 2020, the Company entered into a Separation Agreement (the “Agreement”) with Ms. Gantt, the Company’s Chief Financial Officer until April 1, 2020, pursuant to which Ms. Gantt continued to be employed by the Company as a Consultant from April 1, 2020 to March 31, 2021. The Agreement provided for an annual base salary of $324,480 paid in 24 equal installments, and provided coverage under the Company’s employee benefit plans. Pursuant to the Agreement, the Company affirmed the terms of Ms. Gantt’s unvested RSUs to allow the 938 RSUs scheduled to vest on January 15, 2021 to vest as scheduled. In addition, the vesting of the 938 RSUs scheduled to vest on January 17, 2022 was accelerated to also vest on January 15, 2021. The Agreement provided for the forfeiture by Ms. Gantt of any PSAs that were unvested at the time of her resignation. Pursuant to the Agreement, Ms. Gantt was required to comply with certain confidentiality requirements. Ms. Gantt did not previously have an employment agreement with the Company, other than a Change in Control Agreement.

Change in Control Agreements

We have entered into change in control agreements (the “Agreements”) with certain of our executive officers. The Agreements for each of the Named Executive Officers is for a term ending July 31, 2021, provided that on July 31, 2021 and each anniversary thereafter, the term of the Agreement will be automatically extended by one year unless either party gives 90 days prior written notice that the term of an agreement shall not be so extended. If a “Change in Control” (as defined in the Agreements and described below) occurs during the term of the Agreements, the Agreements will continue in effect until two years after the Change in Control.

If an executive officer’s employment is terminated within two years after a Change in Control either by us without “Cause” (as defined in the Agreements and described below) or by the executive officer for “Good Reason” (as defined in the Agreements and described below), the executive officer will be entitled to receive their full base salary through the date of termination and any benefits or awards (both cash and stock) that have been earned or are payable through the date of termination plus (i) a lump sum payment equal to two years’ base salary (three years’ base salary in the case of Mr. Montross and one year’s base salary in the case of Messrs. Brittain and Stokes) and (ii) an amount equal to two times the average cash bonuses paid to the executive officer during the previous three years (three times the average cash bonuses during the previous three years in the case of Mr. Montross and one times the average cash bonuses during the previous three years in the case of Messrs. Brittain and Stokes). In addition, the executive officer would be entitled to the continuation of health and insurance benefits for certain periods and all outstanding equity compensation awards would immediately become fully vested, unless the award provides different vesting terms on a change in control of the Company. In the event that the payments made to an executive officer would be deemed to be a “parachute payment” under the Internal Revenue Code of 1986, an executive officer may choose to accept payment of a reduced amount that would not be deemed to be a “parachute payment.” If the payment made to an executive officer is deemed to be a “parachute payment”, the executive officer is responsible for the payment of any resulting taxes.

If an executive officer’s employment is terminated within two years after a Change in Control either by us for Cause or as a result of the executive officer’s disability or death, the executive officer will be entitled to receive their full base salary through the date of termination plus any benefits or awards (both cash and stock) that have been earned or are payable through the date of termination.

For purposes of the Agreements, a “Change in Control” includes (i) any merger or consolidation transaction involving the Company, unless our shareholders immediately before such transaction have more than 50% of the combined voting power of the outstanding voting securities of the surviving corporation immediately after the transaction, (ii) the acquisition by any person of 20% or more of our total combined voting power, (iii) the liquidation or the sale or other transfer of substantially all of our assets, and (iv) a change in the composition of the Board of Directors during any two-year period such that the directors in office at the beginning of the period and/or their successors who were elected by or on the recommendation of two-thirds of the directors in office at the beginning of the period do not constitute at least a majority of the Board of Directors. For purposes of the Agreements, “Good Reason” includes, but is not limited to, (i) an adverse change in the executive officer’s status, title, position(s), or responsibilities or the assignment to the executive of duties or responsibilities which are inconsistent with the executive officer’s status, title, or position, (ii) a reduction in the executive officer’s base salary or the failure to pay compensation otherwise due to the executive officer, (iii) a requirement that the executive officer be based anywhere other than within 25 miles of their job location before the Change in Control, (iv) our failure to continue any compensation or employee benefit plan or program in effect before the Change in Control or any act or omission that would adversely affect the executive officer’s continued participation in any such plan or program or materially reduce the benefits under such plan or program, (v) our failure to require any of our successors to assume our obligations under the Agreements within 30 days after a Change in Control, and (vi) any material breach of the Agreements by the Company. For purposes of the Agreements, “Cause” means the willful and continued failure to satisfactorily perform the duties assigned to the executive officer within a certain period after notice of such failure is given and commission of certain illegal conduct.

Potential Payments Upon Termination or Change in Control

The following table shows estimates of the potential payments to Named Executive Officers if employment is terminated after a Change in Control either by us without Cause or by the executive officer for Good Reason. The amounts shown assume that the employment of each executive was terminated effective as of December 31, 2020. The table does not quantify benefits under plans that are generally available to salaried employees and do not discriminate in favor of Named Executive Officers, including the payment of accrued but unpaid salary, accrued but unused vacation pay, and benefits accrued under the qualified 401(k) defined contribution plan payable upon termination.

Name	Base Salary	Bonus	Equity Incentive Plan Awards (1)	Health and Insurance Benefits
Scott Montross	$1,752,975	$1,179,027	$1,952,303	$84,000
Aaron Wilkins	610,000	280,757	493,863	31,000
William Smith	653,598	332,916	628,742	32,000
Miles Brittain	300,000	144,654	502,042	20,000
Eric Stokes	250,000	140,807	453,309	27,000

(1)

The PSAs and RSUs outstanding as of December 31, 2020 were granted on March 26, 2019 and March 26, 2020. The PSAs for the 2019-2020 measurement period vested on March 31, 2021; the actual number of shares of Common Stock that were issued was determined by multiplying the PSAs by a payout percentage of 126%. The PSAs for the 2020 measurement period vested on March 31, 2021; the actual number of shares of Common Stock that were issued was determined by multiplying the PSAs by a payout percentage of 200%. The PSAs for the 2020-2021 and 2020-2022 measurement periods will vest on March 31, 2022 and March 31, 2023, respectively; the estimated number of shares of Common Stock that would be issued was determined by multiplying the PSAs by a payout percentage of 200%. Amounts are calculated based on the price of $28.30, the closing market price for the Company’s Common Stock on December 31, 2020.

Pay Ratio Disclosure

Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S‑K, a public company is required to disclose the median of the annual total compensation of all employees of a registrant (excluding the CEO), the annual total compensation of that registrant’s CEO, and the ratio of the median of the annual total compensation of all employees to the annual total compensation of the CEO.

In determining the median employee, a listing was prepared of the total annual cash compensation of each individual who was employed by us on December 31, 2020, the last day of our payroll year (whether employed on a full-time, part-time, or seasonal basis). We did not make any assumptions, adjustments, or estimates with respect to total cash compensation, and we did not annualize the compensation for any full-time employees that were not employed by us for all of 2020. After identifying the median employee, we calculated annual total compensation for such employee using the same methodology we use for our Named Executive Officers as set forth in the Summary of Cash and Certain Other Compensation table on page 14.

The annual total compensation for 2020 for our CEO was $1,962,273, and for the median employee was $65,510. The resulting ratio of our CEO’s annual total compensation to the median employee’s annual total compensation was 30 to 1.

The SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and various assumptions and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.

Compensation Committee Interlocks and Insider Participation

Messrs. Franson, Larson, and Paschal served on the Compensation Committee in 2020. All members of the Committee were independent directors, and no member has ever been an officer or employee of the Company. During 2020, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee has recommended to the full Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC.

COMPENSATION COMMITTEE

Michael Franson, Chairperson Keith Larson John Paschal

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Proposal No. 2)

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Board of Directors is asking shareholders to approve an advisory resolution on executive compensation. The advisory vote is a non-binding vote on the compensation of our Named Executive Officers. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies, and practices described in this Proxy Statement. The text of the resolution is as follows:

“RESOLVED, that the shareholders of Northwest Pipe Company approve, on an advisory basis, the compensation paid to the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2021 Annual Meeting of Shareholders pursuant to the executive compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables, and narrative disclosure."

The Company urges you to read the disclosure under “Compensation Discussion and Analysis,” which begins on page 8 and discusses how our compensation policies and procedures implement our compensation philosophy. You should also read the Summary Compensation Table and other related compensation tables and narrative disclosure which provide additional details about the compensation of our Named Executive Officers for 2020. We have designed our executive compensation structure to attract, retain, and motivate executives who can accomplish our business strategy, and whose interests are aligned with those of our shareholders. We believe that our executive compensation program does not encourage excessive and unnecessary risk-taking by our executives but, rather, encourages our executives to remain focused on both the short-term and long-term operational and financial goals of the Company.

While we intend to carefully consider the voting results of this proposal, the final vote is advisory in nature and therefore not binding on the Company, our Board of Directors, or the Compensation Committee.

We currently hold our advisory vote on executive compensation annually. Accordingly, the next advisory vote on executive compensation will be held at our 2022 Annual Meeting of Shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT AND AS DESCRIBED ABOVE PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE EXCHANGE ACT.

DIRECTOR COMPENSATION

The Compensation Committee is responsible for recommending to the Board of Directors the level and form of compensation and benefits for directors. Mr. Montross, as a member of the Board of Directors who is also our employee, does not receive additional compensation for serving as director. For nonemployee directors, the Compensation Committee has approved the following director compensation as of December 31, 2020:

Chairperson of the Board annual retainer	$110,000
Annual retainer, except for Chairperson of the Board	$40,000
Lead Director	$20,000
Audit Committee Chairperson	$15,750
Audit Committee non-chair member	$5,000
Compensation Committee Chairperson	$10,000
Compensation Committee non-chair member	$3,000
Nominating and Governance Committee Chairperson	$7,500
Nominating and Governance Committee non-chair member	$1,500

In addition, each nonemployee director receives an annual award of $65,000 payable solely in shares of the Company’s Common Stock. The members of our Board of Directors are also reimbursed for travel expenses incurred in attending board meetings.

Director Compensation Table. The following table reflects compensation earned by the directors for the year ended December 31, 2020, with the exception of Mr. Montross, our CEO, whose compensation is included in the Summary of Cash and Certain Other Compensation on page 14.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Michelle Applebaum (2)	$26,250	$-	$26,250
Michael Franson	75,000	65,000	140,000
Amanda Kulesa (3)	20,750	65,000	85,750
Keith Larson	58,750	65,000	123,750
John Paschal	47,875	65,000	112,875
Richard Roman	110,000	65,000	175,000
William Yearsley (4)	34,875	125,000	159,875

(1)

On June 4, 2020, 2,563 shares of Common Stock were granted to Messrs. Franson, Larson, Paschal, Roman, and Yearsley. On September 10, 2020, 2,406 shares of Common Stock were granted to Ms. Kulesa, and 2,221 shares of Common Stock were granted to Mr. Yearsley. The amount included in this column represents the amount recognized by us in 2020 for financial statement reporting purposes for the fair value of the Common Stock awarded. The assumptions used to calculate the grant date fair value for the stock awards are in Note 13 of the Notes to Consolidated Financial Statements in Part II – Item 8. “Financial Statements and Supplementary Data” of our 2020 Annual Report to Shareholders.

(2)	Ms. Applebaum retired from the Board of Directors on June 4, 2020 at the expiration of her term as a director of the Company.

(3)	Ms. Kulesa was elected to the Board of Directors on July 7, 2020.

(4)	Mr. Yearsley was elected to the Board of Directors on March 26, 2020.

AUDIT COMMITTEE REPORT

The Audit Committee reports to and acts on behalf of the Board of Directors and is comprised solely of directors who satisfy the independence, financial literacy, and other requirements set forth in the listing rules of the Nasdaq Stock Market and applicable securities laws. In addition, Messrs. Franson, Larson, and Yearsley are each an “audit committee financial expert” as defined by the rules of the SEC.

The Audit Committee operates under a written charter, approved and adopted by the Board of Directors, which sets forth its duties and responsibilities. This charter, which is available in full on the Company’s website at www.nwpipe.com under “Investor Relations” — “Corporate Governance”, is reviewed annually and updated, as appropriate, to address changes in regulatory requirements, authoritative guidance, evolving oversight practices, and investor feedback.

The Audit Committee’s primary duties and responsibilities are the oversight and monitoring of:

•	the integrity of the Company’s financial reporting process, financial internal control systems, accounting and legal compliance, and financial reporting of the Company;

•	the qualifications, independence, and performance of the Company’s independent auditors;

•	the compliance by the Company with applicable legal and regulatory requirements; and

•	the maintenance of an open and private, if necessary, communication among the independent auditors, management, legal counsel, and the Board of Directors.

Management is responsible for preparing the Company’s financial statements and maintaining effective internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and issuing a report thereon, and for performing an independent audit of the effectiveness of the Company’s internal controls over financial reporting. In this context, the Audit Committee performed the following:

•

met with Moss Adams LLP (“Moss Adams”), who has served as our independent registered public accountants since 2016, with and without management present, to review and discuss the Company’s audited financial statements and assessment of the Company’s internal control over financial reporting;

•

asked management and Moss Adams questions relating to such matters and discussed with Moss Adams the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”), including Auditing Standard No. 1301, “Communications with Audit Committees”;

•	reviewed the terms of the audit engagement, the overall audit strategy, timing of the audit, and significant risks identified; and

•

reviewed the critical accounting policies and practices applied by the Company in preparation of its financial statements, and critical accounting estimates and significant unusual transactions affecting the Company’s financial statements.

Based on the reviews and discussions described in this report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10‑K for the year ended December 31, 2020 for filing with the SEC.

The Audit Committee’s responsibilities also include monitoring the qualifications, independence, and performance of the Company’s independent auditors. In reviewing the auditor’s performance, the Audit Committee considers the quality and efficiency of the services provided by the audit team, and reviews and discusses the auditor’s most recent PCAOB inspection report and its system of quality control. The Committee also reviews and discusses proposed staffing levels and the selection of the lead engagement partner from the independent registered public accounting firm. Further, the Audit Committee recognizes the importance of maintaining the independence of the Company’s auditor, both in fact and in appearance. For 2020, the Audit Committee received and reviewed the written disclosures and letter provided by Moss Adams as required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and the Audit Committee discussed with the independent accountants that firm’s independence. The Audit Committee concurs with Moss Adams’ conclusion that they are independent from the Company and its management.

Respectfully submitted by the Audit Committee of the Board of Directors.

AUDIT COMMITTEE

Keith Larson, Chairperson Michael Franson William Yearsley

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Disclosure of Fees Paid to Independent Registered Public Accounting Firm

Fees for services billed by the Company’s principal accountant, Moss Adams LLP, for the years ended December 31, 2020 and 2019 were as follows:

	2020	2019
Audit fees (1)	$1,132,500	$820,000
Audit-related fees	-	-
Tax fees	-	-
All Other fees	-	-

Total fees	$1,132,500	$820,000

(1)

Audit fees include fees for audits of the annual financial statements, including required quarterly reviews, the audit of the Company’s internal control over financial reporting, and services in connection with other regulatory filings. In addition, we reimbursed out-of-pocket expenses incurred in the performance of their services of approximately $21,400 and $19,900 to Moss Adams LLP for the years ended December 31, 2020 and 2019, respectively.

Pre-approval Process

To help assure independence of the independent auditors, the Audit Committee has established a process for the pre-approval of all audit and permissible non-audit services provided by the independent auditor; provided, however, that de minimis services may instead be approved by the CEO or the CFO. All of the fees shown in the principal accountant fees schedule for 2020 and 2019 were approved in accordance with this policy.

RATIFICATION OF THE APPOINTMENT OF

MOSS ADAMS LLP

(Proposal No. 3)

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm retained to audit our financial statements. While we are not required by our bylaws or other governing documents or law to seek shareholder ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm, we are doing so as a matter of good corporate governance. If the shareholders do not ratify the selection, the Audit Committee will take the vote into consideration when determining whether or not to retain Moss Adams LLP. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our shareholders.

The Audit Committee believes that the continued retention of Moss Adams LLP as our independent registered public accountants is in the best interests of our shareholders.

Representatives of Moss Adams LLP are expected to be present at the Annual Meeting and will be given an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF MOSS ADAMS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2021.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since January 1, 2020, there has not been any transaction or series of transactions to which we were or are to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer, or holder of more than 5% of our Common Stock, or members of any such person’s immediate family, had or will have a direct or indirect material interest, other than compensation arrangements with the Company’s executive officers and directors, all on terms described under “Executive Compensation” above.

The Audit Committee is responsible for the review and approval of all related party transactions. Although the Audit Committee does not have written policies and procedures with respect to the review of related party transactions, we intend that any such transactions will be reviewed by the Audit Committee, which will consider all relevant facts and circumstances and will take in to account, among other factors:

•	whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances;

•	whether the transaction would impair the independence of an outside director; and

•	whether the transaction would present an improper conflict of interest for any director or executive officer of the Company.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers, and persons who beneficially own more than 10% of the Company’s Common Stock to file with the SEC reports showing ownership of and changes of ownership in shares of the Company’s Common Stock. Based solely on a review of these reports and written representations from the directors and executive officers, we believe that all of our directors and executive officers complied with all Section 16(a) filing requirements for 2020, except that the Form 4 for our former board member Ms. Applebaum filed on June 5, 2020 was not timely filed.

STOCK OWNED BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS

The table below sets forth certain information, as of April 9, 2021 except as otherwise noted, regarding the beneficial ownership of the Common Stock by: (i) each person known by the Company to be the beneficial owner of 5% or more of its outstanding Common Stock, (ii) each of the Named Executive Officers, (iii) each of the Company’s directors and director nominees, and (iv) all directors, director nominees, and executive officers as a group. The address of each of the Named Executive Officers and directors is c/o Northwest Pipe Company, 201 NE Park Plaza Drive, Suite 100, Vancouver, Washington 98684.

	Shares Beneficially Owned (1)
	Shares	Percent
Certain Beneficial Owners:
Royce & Associates, LP (2)	1,027,554	10.4%
745 Fifth Avenue
New York, NY 10151
BlackRock, Inc. (3)	811,758	8.2%
55 East 52nd Street
New York, NY 10055
Dimensional Fund Advisors LP (4)	795,340	8.1%
Building One
6300 Bee Cave Road
Austin, TX 78746
Directors and Nominees:
Michael Franson	17,211	*
Amanda Kulesa	2,406	*
Keith Larson	26,313	*
John Paschal	4,715	*
Richard Roman	42,457	*
William Yearsley	4,784	*
Named Executive Officers:
Scott Montross	94,274	1.0
Aaron Wilkins	9,402	*
William Smith	33,782	*
Miles Brittain	12,965	*
Eric Stokes	7,626	*
Robin Gantt	10,805	*
All directors and executive officers as a group (12 persons):	266,740	2.7%

(*)	Represents beneficial ownership of less than one percent of the outstanding Common Stock.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting power and investment power with respect to shares.

(2)

The information as to beneficial ownership is based on a Schedule 13G/A filed with the SEC by Royce & Associates, LP on January 6, 2021, reflecting its beneficial ownership of Common Stock as of December 31, 2020. The Schedule 13G/A states Royce & Associates, LP has sole voting and dispositive power with respect to 1,027,554 shares of Common Stock.

(3)

The information as to beneficial ownership is based on a Schedule 13G/A filed with the SEC by BlackRock, Inc. on January 29, 2021, reflecting its beneficial ownership of Common Stock as of December 31, 2020. The Schedule 13G/A states BlackRock, Inc. has sole voting power with respect to 801,459 shares of Common Stock and sole dispositive power with respect to 811,758 shares of Common Stock.

(4)

The information as to beneficial ownership is based on a Schedule 13G/A filed with the SEC by Dimensional Fund Advisors LP on February 12, 2021, reflecting its beneficial ownership of Common Stock as of December 31, 2020. The Schedule 13G/A states Dimensional Fund Advisors LP has sole voting power with respect to 758,417 shares of Common Stock and sole dispositive power with respect to 795,340 shares of Common Stock.

DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

Pursuant to Rule 14a‑8 under the Exchange Act, some shareholder proposals may be eligible for inclusion in the Company’s 2021 proxy statement. Any such proposal must be received by the Company not later than December 24, 2021 for the 2022 Annual Meeting. Shareholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of the applicable securities law. The submission of a shareholder proposal does not guarantee that it will be included in the Company’s proxy statement. Alternatively, under the Company’s bylaws, a proposal or nomination that a shareholder does not seek to include in the Company’s proxy statement pursuant to Rule 14a‑8 may be delivered to the Secretary of the Company not less than 60 days nor more than 90 days prior to the date of an annual meeting, unless notice or public disclosure of the date of the meeting occurs less than 60 days prior to the date of such meeting, in which event, shareholders may deliver such notice not later than the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure thereof was made. A shareholder’s submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the shareholder’s ownership of Common Stock of the Company. Proposals or nominations not meeting these requirements will not be entertained at the annual meeting. If the shareholder does not also comply with the requirements of Rule 14a‑4(c)(2) under the Exchange Act, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such proposal or nomination submitted by a shareholder.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not know of any other matters to be presented for action by the shareholders at the 2021 Annual Meeting. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying proxy will vote such proxy in accordance with the determination of a majority of the Board of Directors.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Although we encourage you to read this Proxy Statement in its entirety, we include this question and answer section to provide some background information and brief answers to several questions you might have about the Annual Meeting.

Q:	Why is the Company providing these materials?

A:

The Company’s Board of Directors is providing these proxy materials to you in connection with the Company’s Annual Meeting of Shareholders, which will take place virtually via webcast on Thursday, June 10, 2021, at 7:00 a.m. Pacific Time. Shareholders are requested to vote on the proposals described in this Proxy Statement.

Q:	Where will the Annual Meeting be held and how can I attend?

A:

The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. While there will be no physical location, shareholders may participate by visiting www.virtualshareholdermeeting.com/NWPX2021. To participate in the Annual Meeting, you will need your unique 16‑digit control number printed in the box and marked by the arrow on your proxy card or on the voting instructions from your stockbroker, bank, or other nominee that accompanied your proxy materials. If you lose your unique 16‑digit control number in advance of the Annual Meeting, you may join the Annual Meeting as a “Guest”, even without your 16‑digit control number, by visiting www.virtualshareholdermeeting.com/NWPX2021, but you will not be able to vote or ask questions. Attendees will be required to comply with meeting guidelines and procedures available at www.virtualshareholdermeeting.com/NWPX2021.

Access to the webcast will open approximately fifteen minutes prior to the start of the Annual Meeting to allow time for you to log in and test your computer audio system. The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong Wi‑Fi connection wherever they intend to participate in the meeting. We encourage you to access the meeting prior to the start time.

Assistance with questions regarding how to attend and participate via the Internet will be provided at www.virtualshareholdermeeting.com/NWPX2021 on the day of the Annual Meeting. Webcast replay of the Annual Meeting will be available shortly after the meeting at www.nwpipe.com.

Q:	Why hold a virtual meeting?

A:

As part of our effort to encourage broader participation in the Annual Meeting, as well as maintain a safe and healthy environment for our directors, members of management, and shareholders in light of the COVID‑19 pandemic, we believe that hosting a virtual meeting is in the best interest of the Company and its shareholders. Virtual attendance at the Annual Meeting constitutes presence in person under our Bylaws.

Q:	Will you hold the Annual Meeting of Shareholders virtually next year?

A:

We will decide whether to hold the 2022 Annual Meeting of Shareholders virtually, in person, or a combination of both once we weigh the benefits and detriments of virtual and in-person meetings following this year’s Annual Meeting.

Q:	What information is contained in these materials?

A:

The information included in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of directors and our most highly paid officers, and other required information.

Q:	What proposals will be voted on at the Annual Meeting?

A:	There are three proposals scheduled to be voted on at the Annual Meeting:

•	the election of three members of the Board of Directors (Proposal No. 1);

•	the advisory vote on executive compensation (Proposal No. 2); and

•	the ratification of the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021 (Proposal No. 3).

We will also consider other business that properly comes before the Annual Meeting.

Q:	How does the Board of Directors recommend that I vote?

A:

The Board of Directors recommends that you vote your shares “FOR” the election of the Board’s nominees for election to the Board of Directors, “FOR” the advisory vote on executive compensation, and “FOR” the ratification of the appointment of Moss Adams LLP.

Q:	What shares owned by me can be voted?

A:

All shares of the Company’s Common Stock owned by you as of the close of business on April 9, 2021 (the “Record Date”) may be voted by you. You may cast one vote per share of Common Stock that you held on the Record Date. These shares include shares that are: (i) held directly in your name as the shareholder of record, and (ii) held for you as the beneficial owner through a stockbroker, bank, or other nominee.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:

Most of the Company’s shareholders hold their shares through a stockbroker, bank, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name with the Company’s transfer agent, Computershare, you are considered the shareholder of record of those shares and these proxy materials are being sent directly to you by the Company. As the shareholder of record, you have the right to grant your voting proxy directly to the Company as described below under “How can I vote my shares without attending the Annual Meeting?” You are also entitled to attend the Annual Meeting and to vote electronically, as described below under “How can I vote my shares at the Annual Meeting?”

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered the shareholder of record of those shares. As the beneficial owner, you have the right to direct your broker on how to vote. Your broker or nominee has sent you a voting instruction form, instead of a proxy card, that describes how you can direct the broker or nominee to vote your shares. You may submit voting instructions by Internet or telephone, or you may complete and mail a voting instruction form in the enclosed prepaid and addressed envelope. You may also attend the Annual Meeting and vote electronically, as described below under “How can I vote my shares at the Annual Meeting?”

Q:	How can I vote my shares at the Annual Meeting?

A:

You may vote your shares online during the Annual Meeting. To vote, you will need your unique 16‑digit control number printed in the box and marked by the arrow on your proxy card or on the voting instructions from your stockbroker, bank, or other nominee that accompanied your proxy materials. Instructions on how to vote while participating at the meeting live via the Internet are posted at www.virtualshareholdermeeting.com/NWPX2021. Virtual attendance at our Annual Meeting constitutes presence in person under our Bylaws.

Even if you plan to attend the Annual Meeting, the Company recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

Q:	What if during the check-in time or during the Annual Meeting I have technical difficulties or trouble accessing the virtual meeting website?

A:

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting webcast. If you encounter any difficulties accessing the virtual meeting webcast during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting login page.

Q:	How can I vote my shares without attending the Annual Meeting?

A:

To vote shares held directly in your name as the shareholder of record, without attending the meeting, please sign, date, and return the enclosed proxy card, or follow the instructions for Internet or telephone voting on the enclosed proxy card. This way your shares will be represented whether or not you are able to attend the meeting.

To vote shares held in street name, without attending the meeting, please follow the instructions provided by your broker.

Q:	Can I change my vote?

A:

You may change your proxy instructions at any time prior to the vote at the Annual Meeting. You may accomplish this by entering a new vote by Internet, by telephone, by delivering a written notice of revocation to the Company’s Corporate Secretary, by granting a new proxy card or new voting instruction card bearing a later date (which automatically revokes the earlier proxy instructions), or by attending the Annual Meeting and voting electronically live via the Internet. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you vote at the meeting.

Q:	How are votes counted?

A:

In the election of directors, you may vote “FOR” or “WITHHOLD AUTHORITY” from voting for the director nominees. If you vote your shares without providing specific instructions, your shares will be voted “FOR” the nominees for election to the Board of Directors. If you vote to “WITHHOLD AUTHORITY” to vote for a nominee for election as a director, the shares represented will be counted as present for the purpose of determining a quorum, but they will not be counted and will have no effect in determining whether the nominee is elected (though it may influence whether such nominee is asked to resign in accordance with our Corporate Governance Principles).

With respect to the proposals for the advisory vote on executive compensation and the ratification of the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm, you may vote “FOR” or “AGAINST” or “ABSTAIN.” If you vote your shares without providing specific instructions, your shares will be voted in accordance with the recommendations of the Board of Directors. If you vote to “ABSTAIN”, the shares represented will be counted as present for the purpose of determining a quorum, but with respect to any proposal on which there was a vote to “ABSTAIN” they will not be counted and will have no effect in determining whether the proposal is approved.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote or votes cast on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained.

Under the rules that govern brokers who have record ownership of shares that are held in street name for their clients, brokers have discretion to vote these shares on routine matters but not on non-routine matters. Thus, if you do not otherwise instruct your broker, the broker may turn in a proxy card voting your shares “FOR” routine matters but expressly instructing that the broker is not voting on non-routine matters. A broker non-vote occurs when a broker expressly instructs on a proxy card that the broker is not voting on a matter, whether routine or non-routine. Proposal No. 3 (ratification of Moss Adams LLP) is considered a routine matter, so unless you have provided otherwise, your broker will have discretionary authority to vote your shares on this proposal. Proposals No. 1 (election of directors) and 2 (advisory vote on executive compensation) are considered non-routine matters, so unless you have provided instructions to your broker with respect to Proposals No. 1 and 2, your broker will not have authority to vote your shares on any of those proposals and your shares will constitute broker non-votes. Broker non-votes are counted for the purpose of determining the presence or absence of a quorum but are not counted for determining the number of shares entitled to vote or votes cast for or against a proposal.

Q:	What is the quorum requirement for the Annual Meeting?

A:

The quorum requirement for holding the Annual Meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the Annual Meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Virtual attendance at the Annual Meeting constitutes presence in person for quorum purposes at the meeting.

Q:	What is the voting requirement to approve the proposals?

A:

Proposal No. 1: The proposal for the election of the director nominees requires the affirmative “FOR” vote of a plurality of the votes cast in the election.

Proposal No. 2: The proposal for the advisory vote on executive compensation requires the affirmative “FOR” vote of a majority of the votes cast on the proposal.

Proposal No. 3: The proposal for the ratification of the appointment of Moss Adams LLP for the year ending December 31, 2021 requires the affirmative “FOR” vote of a majority of the votes cast on the proposal.

Q:	Who are the proxyholders and what do they do?

A:

The two people named as proxyholders on the proxy card, Scott Montross, President and CEO, and Richard Roman, Chairperson of the Board, were designated by the Board of Directors. The proxyholders will vote all properly tendered proxies (except to the extent that authority to vote has been withheld) and where a choice has been specified by you as provided in the proxy card, it will be voted in accordance with the instructions you indicate on the proxy card. If you vote your shares without providing specific instructions regarding each of the proposals, your shares will be voted on each proposal as recommended by the Board of Directors.

Q:	What does it mean if I receive more than one set of proxy materials?

A:

You may receive more than one set of proxy materials. For example, if you hold your shares in more than one brokerage account, you may receive a separate set of proxy materials for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one set of proxy materials. Please vote your shares for each set of proxy materials that you receive by following the instructions on the enclosed proxy card.

Q:	How may I request multiple sets of proxy materials if two or more shareholders reside in my household?

A:

To minimize our expenses, one proxy statement and one annual report to shareholders may be delivered to two or more shareholders who share an address unless we have received contrary instructions from one or more of the shareholders. We will deliver promptly upon written or oral request a separate copy of the proxy statement and annual report to a shareholder at a shared address to which a single copy of the proxy statement and annual report was delivered. Requests for additional copies of the proxy statement and annual report, and requests that in the future separate documents be sent to shareholders who share an address, should be directed by writing to the Company’s Corporate Secretary, Northwest Pipe Company, 201 NE Park Plaza Drive, Suite 100, Vancouver, Washington 98684 or by phone at 360‑397‑6250.

Q:	How can I revoke my proxy?

A:	You may revoke your proxy at any time before it is voted at the Annual Meeting. In order to do this, you may do any of the following:

•	sign and return another proxy card bearing a later date;

•	enter a new vote by Internet or by telephone following the instructions on the proxy card;

•

provide written notice of the revocation to the Company’s Corporate Secretary, Northwest Pipe Company, 201 NE Park Plaza Drive, Suite 100, Vancouver, Washington 98684, prior to the vote at the Annual Meeting; or

•	attend the virtual meeting and electronically vote live via the Internet.

Q:	Where can I find the voting results of the Annual Meeting?

A:

We will announce preliminary voting results at the Annual Meeting and publish final results in the Company’s Current Report on Form 8‑K filed by the Company within four business days after the Annual Meeting.

Q.	What happens if additional proposals are presented at the Annual Meeting?

A:

Other than the proposals described in this Proxy Statement, the Company does not expect any additional matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Scott Montross, President and CEO, and Richard Roman, Chairperson of the Board, will vote your shares on any additional matters properly presented for a vote at the Annual Meeting in a manner directed by a majority of the Board of Directors.

Q:	Who will count the vote?

A:	Broadridge Financial Solutions, Inc. will tabulate the votes and certify the results.

Q:	Is my vote confidential?

A:

Proxy cards, instructions, and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, or (3) to facilitate a successful proxy solicitation by the Board of Directors. Occasionally, shareholders provide written comments on their proxy card, which are then forwarded to the Company’s management.

Q:	Who will bear the cost of soliciting proxies for the Annual Meeting?

A:

The Company will pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by the Company’s directors, officers, and employees, who will not receive any additional compensation for such solicitation activities. The Company may also engage a proxy solicitation firm or other professional advisors to assist in the solicitation of proxies and provide related advice and support. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

ADDITIONAL INFORMATION

A copy of the Company’s 2020 Annual Report to Shareholders accompanies this Proxy Statement. The Company will provide, without charge, on the written request of any beneficial owner of shares of the Company’s Common Stock entitled to vote at the Annual Meeting, additional copies of the Company’s Annual Report. Written requests should be mailed to the Company’s Corporate Secretary, Northwest Pipe Company, 201 NE Park Plaza Drive, Suite 100, Vancouver, Washington 98684.

By Order of the Board of Directors,

Scott Montross President and Chief Executive Officer

Vancouver, Washington

April 12, 2021

NORTHWEST PIPE COMPANY
201 NE PARK PLAZA DR., SUITE 100
VANCOUVER, WA 98684

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/NWPX2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

For comments and/or address changes, please send them via email to: investors@nwpipe.com

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D43017-P50491

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NORTHWEST PIPE COMPANY

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	**For**	**Withhold**
1a. Amanda Kulesa, for a three year term, expiring in 2024	☐	☐
1b. Keith Larson, for a three year term, expiring in 2024	☐	☐
1c. Richard Roman, for a three year term, expiring in 2024	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	**Against**	**Abstain**
2. Approve, on an Advisory Basis, Named Executive Officer Compensation	☐	☐	☐
3. Ratify the Appointment of Moss Adams LLP as the Company's independent registered public accounting firm	☐	☐	☐

NOTE: Upon such other matters as may properly come before, or incident to the conduct of the Annual Meeting, the Proxy holders shall vote in such manner as they determine to be in the best interests of the Company. The Company is not presently aware of any such matters to be presented for action at the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

D43018-P50491

NORTHWEST PIPE COMPANY
Annual Meeting of Shareholders
June 10, 2021 7:00 a.m.
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Richard Roman and Scott Montross, or each of them, as proxies, each with the power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of NORTHWEST PIPE COMPANY that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held via webcast on Thursday, June 10, 2021, at 7:00 a.m. Pacific Time, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR the nominees named in Proposal 1 and FOR Proposals 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Continued and to be signed on reverse side